Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Citigroup Global Markets Holdings Inc.

$13,105,000

Absolute Return Trigger S&P 500® Index-Linked Notes due September 16, 2020

All Payments Due from Citigroup Global Markets Holdings Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Unlike conventional debt securities, the notes offered by this pricing supplement do not pay interest. The amount that you will be paid on your notes on the maturity date (September 16, 2020) is based on the performance of the S&P 500® Index (the “underlier”) as measured from and including the trade date to and including the determination date (September 14, 2020), unless a barrier event has occurred.

A barrier event will occur if, on any day during the measurement period, which is the period from but excluding the trade date to and including the determination date, the closing level of the underlier increases or decreases by more than the maximum return of 19.70% from the initial underlier level of 2,888.92.

If a barrier event has occurred at any time during the measurement period, the return on your notes will be positive and at maturity you will receive $1,020 for each $1,000 stated principal amount of your notes (representing a return of 2%), regardless of the final underlier level (which is the closing level of the underlier on the determination date). A barrier event may occur at any point during the measurement period; however, you will not receive the $1,020 per $1,000 stated principal amount on your note until maturity and you will receive such amount regardless of the final underlier level if a barrier event has occurred.

If a barrier event has not occurred, the return on your notes will be zero or positive and will equal the absolute value of the underlier return, which is the increase or decrease in the final underlier level from the initial underlier level. For example, if the underlier return is either -10% or +10%, your return will be +10%.

At maturity, for each $1,000 stated principal amount, (a) if a barrier event has occurred you will receive $1,020 and (b) if a barrier event has not occurred, you will receive (i) $1,000 plus (ii) $1,000 times the absolute value of the underlier return (not less than $1,000 and not more than $1,197.00). If the increase or decrease in the final underlier level from the initial underlier level exceeds the maximum return, you will only receive $1,020.

A purchaser of these notes in the secondary market should determine if a barrier event has already occurred.  The occurrence of a barrier event could significantly affect both the secondary market trading price of these notes and the amount that a holder of the notes will receive at maturity. See page PS-5.

At maturity, for each $1,000 stated principal amount of your notes you will receive an amount in cash equal to:

•	if a barrier event has not occurred, the sum of (a) $1,000 plus (b) the product of $1,000 times the absolute value of the underlier return, which sum will be no less than $1,000 and no more than $1,197.00; or

•	if a barrier event has occurred, $1,020.

The notes are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you may not receive any amount due under the notes. The notes will not be listed on any securities exchange and may have limited or no liquidity.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-10.

	Issue Price(1)	Underwriting Discount(2)	Net Proceeds to Issuer
Per Note:	$1,000.00*	$17.30	$982.70
Total:	$13,105,000.00	$226,716.50	$12,878,283.50

(1) On the date of this pricing supplement, the estimated value of the notes is $977.50 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of the issuer, is the underwriter for the offering of the notes and is acting as principal. The total underwriting discount in the table above assumes that the underwriter receives an underwriting discount for each note sold in this offering. For more information on the distribution of the notes, see “Summary Information—Key Terms—Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

* The issue price will be $982.70 for investors in certain fee-based advisory accounts, reflecting a foregone underwriting discount with respect to such notes. Please see “Supplemental plan of distribution” on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are part of the Medium-Term Senior Notes, Series N of Citigroup Global Markets Holdings Inc. This pricing supplement is a supplement to the documents listed below and should be read together with such documents, which are available at the following hyperlinks:

•	Product Supplement No. EA-03-06 dated April 7, 2017

•	Underlying Supplement No. 7 dated July 16, 2018

•	Prospectus Supplement and Prospectus each dated April 7, 2017

Citigroup Global Markets Inc.

Pricing Supplement No. 2018—USNCH1452 dated September 12, 2018

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

CGMI may use this pricing supplement in the initial sale of the notes. In addition, CGMI or any other affiliate of Citigroup Inc. may use this pricing supplement in a market-making transaction in a note after its initial sale.

Absolute Return Trigger S&P 500® Index-Linked Notes due September 16, 2020

INVESTMENT THESIS

For investors who:

•     believe that a barrier event (described below) will not occur and that the underlier return or absolute value of the underlier return will be greater than 2% but not more than 19.70%;

•     want limited exposure to (i) the underlier return if the final underlier level is greater than the initial underlier level or (ii) the absolute value of the underlier return if the final underlier level is less than the initial underlier level, in each case assuming a barrier event does not occur;

•     are willing to forgo (i) exposure to such underlier return or absolute value of the underlier return if a barrier event occurs and in that case are willing to receive a 2% contingent return instead, (ii) any dividends that may be paid on the stocks included in the underlier and (iii) interest on the notes;

•     are willing to accept that, if a barrier event has not occurred, the return on the notes will be limited to between 0%, on the lower end of the range, and 19.70%, on the higher end of the range, and, if a barrier event has occurred, the return on the notes will be limited to 2%; and

•     are willing to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. and an investment that may have limited or no liquidity.

A barrier event will occur if, on any day during the measurement period, the closing level of the underlier (i) is less than the lower barrier of 80.30% of the initial underlier level or (ii) is more than the upper barrier of 119.70% of the initial underlier level.

DETERMINING THE CASH SETTLEMENT AMOUNT

At maturity, for each $1,000 stated principal amount note you then hold, you will receive:

•     if a barrier event has not occurred, the sum of (a) $1,000 plus (b) the product of $1,000 times the absolute value of the underlier return; or

•     if a barrier event has occurred, $1,020.

KEY TERMS

Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlier:	The S&P 500® Index (ticker symbol: “SPX”)
Stated Principal Amount:	$13,105,000 in the aggregate; each note will have a stated principal amount equal to $1,000
Trade Date:	September 12, 2018
Settlement Date:	September 19, 2018. See “Supplemental plan of distribution” on page PS-5 in this pricing supplement for additional information.
Determination Date:	September 14, 2020. The determination date is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity Date:	September 16, 2020
Initial Underlier Level:	2,888.92
Final Underlier Level:	The closing level of the underlier on the determination date
Underlier Return:	The quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage
Absolute Underlier Return:	The absolute value of the underlier return, expressed as a percentage (e.g., a -10% or +10% underlier return will equal a +10% absolute underlier return)
Measurement Period:	The period from but excluding the trade date to and including the determination date, excluding any date or dates on which the calculation agent determines that a market disruption event occurs or is continuing or that the calculation agent determines is not a trading day
Barrier Event:	On any trading day during the measurement period, (i) the closing level of the underlier is below the lower barrier or (ii) the closing level of the underlier is above the upper barrier
Lower Barrier:	80.30% of the initial underlier level
Upper Barrier:	119.70% of the initial underlier level
CUSIP/ISIN:	17326YTS5 / US17326YTS53

HYPOTHETICAL PAYMENT AT MATURITY*

Hypothetical Final Underlier Level (as % of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as % of Stated Principal Amount)
	Barrier Event Has Not Occurred	Barrier Event Has Occurred
200.000%	N/A	102.000%
175.000%	N/A	102.000%
150.000%	N/A	102.000%
125.000%	N/A	102.000%
119.700%	119.700%	102.000%
110.000%	110.000%	102.000%
105.000%	105.000%	102.000%
102.000%	102.000%	102.000%
101.000%	101.000%	102.000%
100.500%	100.500%	102.000%
100.000%	100.000%	102.000%
99.500%	100.500%	102.000%
99.000%	101.000%	102.000%
98.000%	102.000%	102.000%
95.000%	105.000%	102.000%
90.000%	110.000%	102.000%
80.300%	119.700%	102.000%
70.000%	N/A	102.000%
60.000%	N/A	102.000%
50.000%	N/A	102.000%
25.000%	N/A	102.000%
0.000%	N/A	102.000%

RISKS

Please read the section titled “Summary Risk Factors” in this pricing supplement as well as the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

SUMMARY INFORMATION

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlier. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlier that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Key Terms

Issuer: Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.

Guarantee: all payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Underlier: the S&P 500® Index (ticker symbol: “SPX”), as maintained by S&P Dow Jones Indices LLC (the “underlier sponsor”). The underlier is referred to as the “underlying index” and the underlier sponsor is referred to as the “underlying index publisher” in the accompanying product supplement.

Stated principal amount: each note will have a stated principal amount of $1,000; $13,105,000 in the aggregate for all the offered notes

Purchase at amount other than the stated principal amount: the amount we will pay you at the maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the stated principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the stated principal amount. See “Summary Risk Factors — If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-13 of this pricing supplement.

Cash settlement amount (paid on the maturity date): on the maturity date, for each $1,000 stated principal amount of notes you then hold, we will pay you an amount in cash equal to:

•	if a barrier event has not occurred, the sum of (i) $1,000 plus (ii) the product of $1,000 times the absolute underlier return; or

•	if a barrier event has occurred, the sum of (i) $1,000 plus (ii) the product of $1,000 times the contingent return.

Initial underlier level: 2,888.92

Final underlier level: the closing level of the underlier on the determination date, except in the limited circumstances described under “Description of the Notes — Certain Additional Terms for Notes Linked to an Underlying Index — Discontinuance or Material Modification of an Underlying Index” on page EA-24 of the accompanying product supplement and subject to adjustment as provided under “Description of the Notes — Certain Additional Terms for Notes Linked to an Underlying Index — Determining the Closing Level” and “Description of the Notes — Certain Additional Terms for Notes Linked to an Underlying Index — Consequences of a Market Disruption Event; Postponement of a Valuation Date” on page EA-20 of the accompanying product supplement.

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage

Absolute underlier return: the absolute value of the underlier return, expressed as a percentage (e.g., a -10% or +10% underlier return will equal a +10% absolute underlier return)

Contingent return: 2%

Measurement period: the period from but excluding the trade date to and including the determination date, excluding any date or dates on which the calculation agent determines that a market disruption event occurs or is continuing or that the calculation agent determines is not a trading day

Barrier event: on any trading day during the measurement period, (i) the closing level of the underlier is below the lower barrier or (ii) the closing level of the underlier is above the upper barrier.

Lower barrier: 80.30% of the initial underlier level

Upper barrier: 119.70% of the initial underlier level

Trade date: September 12, 2018. The trade date is referred to as the “pricing date” in the accompanying product supplement.

Original issue date (settlement date): September 19, 2018. See “Supplemental plan of distribution” below for additional information.

Determination date: September 14, 2020. The determination date is referred to as the “valuation date” in the accompanying product supplement and is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur, as described under “Description of the Notes — Certain Additional Terms for Notes Linked to an Underlying Index — Consequences of a Market Disruption Event; Postponement of a Valuation Date” on page EA-20 of the accompanying product supplement.

Maturity date: September 16, 2020

Considerations for Secondary Market Purchasers: A purchaser of these notes in the secondary market should determine if a barrier event has already occurred.  The occurrence of a barrier event could affect both the secondary market trading price of these notes after a secondary market purchase and the amount a secondary market purchaser will receive at maturity.  In order to determine if a barrier event has occurred, you should determine if, on any date from the day after the trade date to the date of your purchase, the closing level of the underlier was less than 80.30% of the initial underlier level or the closing level of the underlier was greater than 119.70% of the initial underlier level. Certain financial websites make index levels publicly available, which can be helpful when determining whether a barrier event may have occurred.  If you would like assistance in determining whether a barrier event has occurred, please call Citi Structured Investment Sales at (212) 723-7005.

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the notes will not be subject to redemption before maturity

Business day: as described under “Description of the Notes — General” on page EA-19 in the accompanying product supplement

Scheduled trading day: as described under “Description of the Notes — Certain Additional Terms for Notes Linked to an Underlying Index — Consequences of a Market Disruption Event; Postponement of a Valuation Date” on pages EA-22 and EA-23 of the accompanying product supplement.

Trading day: a scheduled trading day on which a market disruption event has not occurred

Supplemental plan of distribution: Citigroup Global Markets Holdings Inc. expects to sell to CGMI, and CGMI expects to purchase from Citigroup Global Markets Holdings Inc., the aggregate stated principal amount of the offered notes specified on the front cover of this pricing supplement. CGMI proposes initially to offer the notes to the public at the issue price set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at such price less a concession not in excess of 1.73% of the stated principal amount. The issue price for notes purchased by certain fee-based advisory accounts will be 98.27% of the stated principal amount, which reflects a foregone underwriting discount with respect to such notes (i.e., the underwriting discount specified on the cover of this pricing supplement with respect to such notes is 0.00%). In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the notes is more than two business days after the trade date, investors who wish to sell the notes at any time prior to the second business day preceding the original issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates. CGMI or such other of our affiliates or such dealer or its affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlier and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

ERISA: as described under “Benefit Plan Investor Considerations” on pages EA-48 and EA-49 in the accompanying product supplement.

Calculation Agent: CGMI

CUSIP: 17326YTS5

ISIN: US17326YTS53

HYPOTHETICAL EXAMPLES

The table and chart below are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical underlier levels during the measurement period including on the determination date could have on the cash settlement amount at maturity.

The table and chart below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day during the measurement period, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period. Investors in the notes will not receive any dividends on the stocks that constitute the underlier. The table and chart below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the Notes Is Not Equivalent to Investing in the Underlier or the Stocks that Constitute the Underlier” below.

The information in the table and chart below reflects hypothetical returns on the notes assuming that they are purchased on the original issue date at the stated principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table or chart below such as interest rates, the volatility of the underlier and our and Citigroup Inc.’s creditworthiness. Please read “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement. It is likely that any secondary market price for the notes will be less than the issue price.

The information in the table and chart also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Upper barrier	119.70% of the initial underlier level
Lower barrier	80.30% of the initial underlier level
Contingent return	2%

Neither a market disruption event nor a non-scheduled trading day occurs during the measurement period, including on the originally scheduled determination date

No change in or affecting any of the stocks comprising the underlier or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the stated principal amount and held to the maturity date

The actual performance of the underlier over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), assuming that a barrier event does not occur (i.e., the closing level of the underlier has not decreased below the lower barrier or increased above the upper barrier on any trading day during the measurement period), and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), assuming that a barrier event occurs (i.e., the closing level of the underlier has decreased below the lower barrier or has increased above the upper barrier on one or more trading days during the measurement period), and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the notes on the maturity date would equal 100.000% of the stated principal amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Stated Principal Amount)
	Barrier Event Has Not Occurred	Barrier Event Has Occurred
200.000%	N/A	102.000%
175.000%	N/A	102.000%
150.000%	N/A	102.000%
125.000%	N/A	102.000%
119.700%	119.700%	102.000%
110.000%	110.000%	102.000%
105.000%	105.000%	102.000%
102.000%	102.000%	102.000%
101.000%	101.000%	102.000%
100.500%	100.500%	102.000%
100.000%	100.000%	102.000%
99.500%	100.500%	102.000%
99.000%	101.000%	102.000%
98.000%	102.000%	102.000%
95.000%	105.000%	102.000%
90.000%	110.000%	102.000%
80.300%	119.700%	102.000%
70.000%	N/A	102.000%
60.000%	N/A	102.000%
50.000%	N/A	102.000%
25.000%	N/A	102.000%
0.000%	N/A	102.000%

If, for example, a barrier event has occurred and the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 102.000% for each $1,000 stated principal amount of your notes, as shown in the table above. Additionally, if the final underlier level were determined to be 50.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 102.000% for each $1,000 stated principal amount of your notes, as shown in the table above.

If, for example, a barrier event has not occurred and the final underlier level were determined to be 90.000% of the initial underlier level, the absolute underlier return would be 10.000% and the cash settlement amount that we would deliver on your notes at maturity would be 110.000% for each $1,000 stated principal amount of your notes, as shown in the table above. However, you will benefit from the absolute underlier return only if a barrier event has not occurred. Because a barrier event will occur if, on any trading day during the measurement period (including the determination date), the closing level of the underlier is below the lower barrier (80.300% of the initial underlier level) or above the upper barrier (119.700% of the initial underlier level), the cash settlement amount that we will deliver at maturity if a barrier event has not occurred will be limited to between 100.000% and 119.700% (representing a return of between 0.000% and 19.700%) for each $1,000 stated principal amount.  As a result, you would not benefit from a final underlier level on the determination date (or a closing level of the underlier on any other trading day during the measurement period) that is above the upper barrier or below the lower barrier. In fact, a final underlier level on the determination date (or a closing level of the underlier on any other trading day during the measurement period) that is above the upper barrier or below the lower barrier will cause the cash settlement amount that we will deliver at maturity to be limited to 102.000% (representing a contingent return of 2.000%) for each $1,000 stated principal amount.  Further, you should be aware that, if a barrier event has not occurred, the cash settlement amount that we will deliver at maturity will be less than 102.000% (representing less than the contingent return of 2.000%) for each $1,000 stated principal amount if the final underlier level is less than 102.000%, but greater than 98.000%, of the initial underlier level, as shown in the table above.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the stated principal amount of your notes) that we would pay on your notes on the maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that, if a barrier event occurs at any time during the measurement period, any hypothetical final underlier level (expressed as a percentage of the initial underlier level) would result in a hypothetical payment amount of 102.000% for each $1,000 stated principal amount of the note (the horizontal line that crosses the 102.000% marker on the vertical axis). The chart also shows that, if a barrier event does not occur at any time during the measurement period, any hypothetical final underlier level between 80.300% and 119.700% (expressed as a percentage of the initial underlier level) (the section between the 80.300% and 119.700% markers on the horizontal axis) would result in a hypothetical payment amount that is greater than or equal to 100.000%, but less than or equal to 119.700%, for each $1,000 stated principal amount of the note (the section on or above the 100.000% marker on the vertical axis but on or below the 119.700% marker on the vertical axis).

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the underlier that may not be achieved on the determination date. The actual cash settlement amount you receive on the maturity date may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the maturity date in the examples above assume you purchased your notes at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Summary Risk Factors — The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” on page PS-12 of this pricing supplement.

We cannot predict the actual final underlier level or what the value of your notes will be on any particular day, nor can we predict the relationship between the underlier level and the value of your notes at any time prior to the maturity date. The actual amount that you will receive at maturity and the return on the notes will depend on the actual closing levels of the underlier during the measurement period and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the maturity date may be very different from the information reflected in the table and chart above.

SUMMARY RISK FACTORS

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlier. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Not Receive A Positive Return on Your Investment in the Notes

The return on the notes, if any, at maturity is linked to the performance of the underlier and depends on whether a barrier event occurs during the measurement period. If a barrier event occurs during the measurement period, you will receive a payment at maturity equal to the stated principal amount of your notes plus an amount equal to the contingent return of 2% of the stated principal amount. If a barrier event does not occur, the return on your investment in the notes may be zero. In any event, the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities of ours of comparable maturity. Moreover, if you receive the absolute underlier return on the notes, the overall return on the notes (the effective yield to maturity) may still be less than the amount that would be paid on conventional debt securities of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market interest rates in exchange for a return, if any, based on the performance of the underlier.

The Appreciation Potential is Limited

The appreciation potential of the notes is limited by the upper barrier and lower barrier. If a barrier event occurs during the measurement period, you will receive a payment at maturity equal to the stated principal amount of your notes plus an amount equal to the contingent return of 2% of the stated principal amount. Therefore, you will not benefit from any positive underlier return above the upper barrier or negative underlier return below the lower barrier. If a barrier event does not occur during the measurement period, you will receive a payment at maturity equal to the absolute value of the underlier return. Therefore, your payment at maturity will be limited to between 100%, on the lower end of the range, and 119.70%, on the higher end of the range, based on the lower barrier and upper barrier.

If a Barrier Event Occurs, You Will Receive the Stated Principal Amount of Your Notes Plus an Amount Equal to the Contingent Return of 2% of the Stated Principal Amount, Regardless of the Final Underlier Level

If a barrier event occurs on any trading day during the measurement period, you will receive the stated principal amount of your notes plus an amount equal to the contingent return of 2% of the stated principal amount, regardless of the final underlier level.

You May Receive Less Than the Contingent Return and Potentially No Return on Your Investment in the Notes

If a barrier event does not occur during the measurement period and the underlier appreciates or depreciates by less than 2% from the trade date to the determination date, you will receive a return on the notes that is less than the contingent return, and if the underlier does not appreciate or depreciate at all, you will not receive any positive return on your investment in the notes. As the notes do not pay any interest, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlier Level

Your ability to participate in any change in the level of the underlier over the life of your notes will be limited and the return on your notes may change significantly despite only a small change in the underlier level. If a barrier event occurs and the final underlier level is greater than the initial underlier level, your return on the notes is limited to the contingent return no matter how much the final underlier level may increase above the initial underlier level.  This means that, assuming an upper barrier of 119.70% of the initial underlier level, while an increase in the level of the underlier of 19.70% will not cause a barrier event to occur, an increase of greater than 19.70% will cause a barrier event to occur and your return on the notes will be limited to the contingent return.  Accordingly, if a barrier event occurs and the underlier return is positive, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the stocks included in the underlier.

Similarly, if a barrier event occurs and the final underlier level is less than the initial underlier level, your return will be limited to the contingent return and you will not receive the benefit of the absolute underlier return. This means that, assuming a lower barrier of 80.30% of the initial underlier level, while a decrease in the level of the underlier of 19.70% will not cause a barrier event to occur, a decrease of greater than 19.70% will cause a barrier event to occur and your return on the notes will be limited to the contingent return.  Accordingly, if a barrier event occurs and the underlier return is negative, you will not receive the benefit of the absolute underlier return.

Further, if a barrier event does not occur and the final underlier level is less than the initial underlier level but greater than 98% of the initial underlier level, your return on the notes will be less than the contingent return notwithstanding the benefit from the absolute underlier return.

The Notes Do Not Pay Interest

Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

Sale of the Notes Prior to Maturity May Result in a Loss of Principal

You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

Investing in the Notes Is Not Equivalent to Investing in the Underlier or the Stocks that Constitute the Underlier

You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlier. As of September 12, 2018, the average dividend yield of the stocks that constitute the underlier was approximately 1.81% per year. While it is impossible to know the future dividend yield of the stocks that constitute the underlier, if this average dividend yield were to remain constant for the term of the notes, you would be forgoing an aggregate yield of approximately 3.63% (assuming no reinvestment of dividends) by investing in the notes instead of investing directly in the stocks that constitute the underlier or in another investment linked to the underlier that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

The Notes Are Subject to the Credit Risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

The Notes Will Not Be Listed on any Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Is Less than the Issue Price

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate” below.

The Estimated Value of the Notes Was Determined for Us by Our Affiliate Using Proprietary Pricing Models

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlier, dividend yields on the stocks that constitute the underlier and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

The Estimated Value of the Notes Is Not an Indication of the Price, if Any, at Which CGMI or Any Other Person May Be Willing to Buy the Notes From You in the Secondary Market

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors

The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlier and a number of other factors, including the price and volatility of the stocks that constitute the underlier, the dividend yields on the stocks that constitute the underlier, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlier may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

If the Level of the Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlier. Changes in the level of the underlier may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” above.

Immediately Following Issuance, Any Secondary Market Bid Price Provided by CGMI, and the Value That Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or Its Affiliates, Will Reflect a Temporary Upward Adjustment

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

Our Offering of the Notes Does Not Constitute a Recommendation of the Underlier

The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlier is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlier or in instruments related to the underlier or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlier. These and other activities of our affiliates may affect the level of the underlier in a way that has a negative impact on your interests as a holder of the notes.

The Level of the Underlier May Be Adversely Affected by Our or Our Affiliates’ Hedging and Other Trading Activities

We have hedged our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates, who have taken positions directly in the stocks that constitute the underlier and other financial instruments related to the underlier or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the stocks that constitute the underlier and other financial instruments related to the underlier or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any dealer participating in the offering of the notes or its affiliates may engage in similar activities. These activities could affect the level of the underlier in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates or any dealer or its affiliates while the value of the notes declines. If the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

We and Our Affiliates May Have Economic Interests That Are Adverse to Yours as a Result of Our Affiliates’ Business Activities

Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlier, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests. Any dealer participating in the offering of the notes or its affiliates may engage in similar activities.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Important Determinations With Respect to the Notes

If certain events occur, such as market disruption events or the discontinuance of the underlier, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

Adjustments to the Underlier May Affect the Value of Your Notes

The underlier sponsor may add, delete or substitute the stocks that constitute the underlier or make other methodological changes that could affect the level of the underlier. The underlier sponsor may discontinue or suspend calculation or publication of the underlier at any time without regard to your interests as holders of the notes.

We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the stated principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at the stated principal amount. If you purchase your notes at a premium to the stated principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the stated principal amount or a discount to the stated principal amount.

THE UNDERLIER

The S&P 500® Index consists of common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. Effective March 10, 2017, company additions to the S&P 500® Index should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more). The S&P 500® Index is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

As of July 31, 2017, if a S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee.

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information. Additional information is available on the underlier sponsor’s website (including information regarding (i) the underlier’s top ten constituents and (ii) the underlier’s sector weightings). We are not incorporating by reference the website or any material it includes in this document. Neither the issuer nor CGMI makes any representation that such publicly available information regarding the underlier is accurate or complete.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier will result in your receiving an amount greater than the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. The actual performance of the underlier over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing level of the underlier for each day such level was available from January 2, 2013 to September 12, 2018. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the underlier on September 12, 2018 was 2,888.92.

UNITED STATES FEDERAL TAX CONSIDERATIONS

In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 3.320%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,067.858 at maturity. The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue date through December 31, 2018	$9.316	$9.316
January 1, 2019 through June 30, 2019	$16.757	$26.072
July 1, 2019 through December 31, 2019	$17.035	$43.107
January 1, 2020 through June 30, 2020	$17.318	$60.425
July 1, 2020 through maturity date	$7.433	$67.858

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued in 2018 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

VALUATION OF THE NOTES

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors — The Notes Will Not Be Listed on any Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity.”

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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